NEWS RELEASE

The Andersons, Inc. Reports Second Quarter Results

Maumee, Ohio, August 7, 2018 - The Andersons, Inc. (NASDAQ: ANDE) announces financial results for the second quarter which ended June 30, 2018.

The Company reports net income of $21.5 million, or $0.76 per diluted share, up considerably from both the net loss of $26.7 million, or ($0.94) per diluted share, and adjusted net income of $15.3 million, or $0.54 per diluted share, reported in the prior year. Second quarter 2018 reported results include noncash pretax impairment charges totaling $6.3 million. The earnings per share impact of these charges is approximately $0.17 per diluted share.

•
Grain Group records much improved pretax income of $9.9 million, net of a $1.6 million impairment charge on a recently sold Tennessee facility, as market volatility provides better merchandising opportunities and affiliate results continue to improve.

•	Ethanol Group earns $6.1 million of pretax income on strong execution and improved DDG prices.

•	Plant Nutrient Group reports pretax income of $15.1 million on continued lower primary and specialty fertilizer margins, offset by strong performance by the lawn and contract manufacturing business.

•
Rail Group earns $0.9 million of pretax income despite a $4.7 million impairment charge on railcars intended to be scrapped, as the leasing market continues to improve and the railcar repair business rebounds.

The Company reported second quarter 2018 net income attributable to The Andersons of $21.5 million, or $0.76 per diluted share, on revenues of $911 million. This result is a significant improvement over the net loss attributable to the Company of $26.7 million, or $(0.94) per diluted share and adjusted net income attributable to the Company of $15.3 million, or $0.54 per diluted share, on revenues of $994 million recorded in the same period of 2017. The Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) was $59.7 million for the quarter, compared to $8.9 million of EBITDA and $50.9 million of adjusted EBITDA recorded in the second quarter of 2017.

Results for the quarter included pretax impairment charges of $4.7 million on idle railcars held for sale and $1.6 million on the Grain Group’s Como, Tennessee. facility in anticipation of its recent sale. The decrease in revenues year over year was primarily the result of the Company’s adoption of new revenue recognition rules at the beginning of 2018 that have changed the accounting treatment of a significant amount of Grain’s sales transactions. This change has no impact on the amount of gross profit recognized on these transactions.

“As in the first quarter, our Grain and Ethanol businesses each posted significantly better year-over-year results, but our Plant Nutrient and Rail businesses posted lower results compared to last year,” said CEO Pat Bowe.

“For the seventh consecutive quarter, our Grain Group recorded improved year-over-year results,” Bowe continued. “The group’s second quarter results improved by approximately $4.5 million when excluding the Tennessee asset impairment charge, and were highlighted by better results from merchandising and Lansing Trade Group. Ethanol Group results improved once again year over year due to higher volumes linked to plant optimization and improved DDG margins. The Plant Nutrient Group’s lawn and contract manufacturing business continued to grow, but that was not enough to offset the continued squeeze in margins for both primary and specialty nutrients, which suffered from continued competitive pricing pressure. The Rail Group’s results were comparable year over year notwithstanding its decision to scrap about 600 idle cars. Utilization and total cars on lease improved sequentially and year over year, signaling a continued modest market upturn.”

For purposes of better understanding ongoing results, the expanded pretax income and EBITDA disclosures in the table below adjust for amounts that are not reflective of ongoing operations. Specifically, an adjustment was made for the goodwill impairment charged in the second quarter of 2017 associated with the Plant Nutrient Group.

$ in millions	Second Quarter			Year to Date
	2018	2017	Vs	2018	2017	Vs
Reported Pretax Income (Loss)	$29.2	$(19.1)	$48.3	$26.9	$(24.6)	$51.5
Goodwill Impairment	—	42.0	(42.0)	—	42.0	(42.0)
Adjusted Pretax Income	$29.2	$22.9	$6.3	$26.9	$17.4	$9.5
EBITDA	$59.7	$8.9	$50.8	$87.3	$30.3	$57.0
Adjusted EBITDA	$59.7	$50.9	$8.8	$87.3	$72.3	$15.0

For the first six months of the year, the Company recorded net income of $19.8 million, or $0.70 per diluted share, compared to a net loss of $29.7 million, or ($1.05) per diluted share, and adjusted net income of $12.3 million, or $0.43 per diluted share, during the same period last year. Total EBITDA for the first half of 2018 was $87.3 million compared to first-half 2017 EBITDA of $30.3 million and adjusted EBITDA of $72.3 million.

Second Quarter Segment Overview

Grain Group Operating Income Increases Again Compared to Prior Year

The Grain Group generated pretax income of $9.9 million in the quarter. Included in those results was a $1.6 million impairment charge related to some Tennessee assets that were sold recently. Notwithstanding that charge, the group’s results were almost 40 percent better than the $6.9 million pretax income earned in the same period last year.

The table below separates the results of the base grain business from those of the group’s affiliates, which include Lansing Trade Group (LTG) and Thompsons Limited.

$ in millions	Second Quarter			Year to Date
Adjusted Pretax Income	2018	2017	Vs	2018	2017	Vs
Base Grain	$4.5	$4.1	$0.4	$2.8	$0.6	$2.2
Grain Affiliates	5.4	2.8	2.6	7.0	1.3	5.7
Total Grain Group	$9.9	$6.9	$3.0	$9.8	$1.9	$7.9
EBITDA	$17.9	$14.2	$3.7	$24.9	$16.3	$8.6

Excluding the impairment charge, the base grain business drove about 40 percent of the improvement, while affiliates accounted for the rest. Base grain pretax income after adjustment for the impairment charge improved by $1.8 million in the second quarter compared to 2017 results. The group was able to benefit from increased price volatility, which led to considerably better merchandising margins. Income from holding grain in inventory was comparable year over year.

LTG had an excellent quarter, accounting for all the year-over-year improvement by the affiliates. The improvement spanned all its businesses.

Ethanol Group Results Improve on Higher Volume and Better DDG Values

The Ethanol Group produced $6.1 million of pretax income attributable to the Company in the second quarter. These results were $1.4 million or almost 30 percent higher than the $4.7 million pretax income attributable to the Company for the same period in 2017, primarily due to higher volume and better DDG values.

$ in millions	Second Quarter			Year to Date
	2018	2017	Vs	2018	2017	Vs
Equity in Earnings of Affiliates	$4.3	$3.5	$0.8	$5.9	$2.9	$3.0
Consolidated Operations and Service Fees	1.7	1.1	0.6	1.7	3.5	(1.8)
Pretax Income	6.0	4.6	1.4	7.6	6.4	1.2
Attributable to Noncontrolling Interests	(0.1)	(0.1)	—	(0.4)	—	(0.4)
Ethanol Group Pretax Income Attributable to The Andersons	$6.1	$4.7	$1.4	$8.0	$6.4	$1.6

The four ethanol plants combined achieved second quarter and first half production records of more than 121 million and 238 million gallons, about 5 percent and 11 percent higher than the comparable periods, respectively. This is in part because the new Albion capacity came on line in March 2017. E85 sales continued to grow at a rapid pace.

While domestic and export demands have both been strong so far in 2018, the impact of current tariffs and the ultimate resolution of various trade disputes leave the future of margins and export business uncertain for the industry.

While Volume Was Up, Plant Nutrient Group Continued to Be Impacted by Lower Margins

The Plant Nutrient Group recorded pretax income of $15.1 million in the second quarter compared to a pretax loss of $25.8 million and adjusted pretax income of $16.2 million in the second quarter of 2017. The group’s second quarter 2018 EBITDA was $23.5 million, a $1.2 million or 5 percent decrease from adjusted 2017 second quarter results.

For purposes of better understanding ongoing results, the Company has expanded the Plant Nutrient Group’s pretax income and EBITDA disclosures in the table below to adjust for the second quarter 2017 goodwill impairment associated with the wholesale fertilizer business.

$ in millions	Second Quarter			Year to Date
	2018	2017	Vs	2018	2017	Vs
Reported Pretax Income	$15.1	$(25.8)	$40.9	$16.2	$(19.2)	$35.4
Goodwill Impairment	—	42.0	(42.0)	—	42.0	(42.0)
Adjusted Pretax Income	$15.1	$16.2	$(1.1)	$16.2	$22.8	$(6.6)
EBITDA	$23.5	$(17.3)	$40.8	$32.8	$(2.1)	$34.9
Adjusted EBITDA	$23.5	$24.7	$(1.2)	$32.8	$39.9	$(7.1)

Sales volumes for both primary and specialty nutrients were strong for the quarter after a slow start due to adverse weather that delayed planting. However, both product segments struggled with continued margin erosion.

The lawn and contract manufacturing business continued to be a bright spot for the group, registering results that were more than 30 percent better year over year for the second consecutive quarter.

Rail Group Decides to Scrap Certain Idle Railcars; Leasing Market Conditions Continue to Improve

The Rail Group earned second quarter pretax income of $0.9 million compared to $5.9 million in the same period of the prior year. The difference was attributable to the decision to scrap nearly 600 idle railcars. About 500 of those railcars were not scrapped by the end of the quarter, which triggered an impairment charge of $4.7 million. A loss of $0.5 million was recognized on the remaining railcars. The decision will generate cash and improve future operating performance by approximately $1.4 million annually.

$ in millions	Second Quarter			Year to Date
Pretax Income	2018	2017	Vs	2018	2017	Vs
Lease Income	$2.1	$2.9	$(0.8)	$4.2	$3.5	$0.7
Car Sales	(3.0)	1.4	(4.4)	(0.7)	5.0	(5.7)
Services and Other	1.8	1.6	0.2	1.4	3.4	(2.0)
Total Rail Group	$0.9	$5.9	$(5.0)	$4.9	$11.9	$(7.0)
EBITDA	$10.8	$13.6	$(2.8)	$24.3	$26.7	$(2.4)
Utilization Rate	89.5%	84.4%	5.1%	88.7%	84.0%	4.7%

Base leasing operations earned $2.1 million, matching first quarter results but falling short of year-over-year results by $0.8 million due to higher maintenance expense, despite 5.1 percent higher year-over-year utilization. Utilization averaged 89.5 percent during the quarter compared to 87.9 percent sequentially and 84.4 percent during the same period last year. The average number of cars on lease rose about 3 percent year over year, while average lease rates fell slightly.

The group netted a pretax loss of $3.0 million on railcars sold, or to be sold, in the quarter compared to pretax income of $1.4 million in the second quarter of 2017. In addition to the idle railcar scrap program, the group took advantage of multi-year high scrap prices to scrap 515 additional railcars during the quarter. When the scrapping project is complete, the utilization rate should rise by approximately 2 percent excluding other factors. The group maintained the size of the fleet and reduced its average age during the quarter by buying 669 cars for $21 million.

Rail’s service and other businesses earned pretax income of $1.8 million in the quarter, somewhat better than for the same period of 2017. Repair volumes were up after a first quarter 2018 lull. The group’s repair facilities set a quarterly record for revenue and pretax income.

The group also recently announced that it has agreed to acquire a shuttered railcar facility in Danville, Illinois, with the intent to open it as a full-service railcar repair facility by year end.

Company Reduces Other Net Company-Level Expenses

Unallocated net Company-level expenses for the second quarter of 2018 fell by $1.1 million to $2.8 million. For the second quarter of 2017, the Company reported $10.6 million net expense, which included unallocated expenses of $3.9 million and a $6.7 million pretax loss from the former Retail business.

Conference Call

The Company will host a webcast on Wednesday, August 8, 2018 at 11 a.m. Eastern Daylight Time, to discuss its performance and provide its updated outlook for 2018. To dial-in to the call, please dial 866-439-8514 or 678-509-7568 (participant passcode is 5074829). We recommend that you call 10 minutes before the conference call begins.

To access the webcast, click on the link: http://edge.media-server.com/m6/p/6wddy3qc. Log on.
Complete the four fields as directed and click Submit. A replay of the call can also be accessed under the heading "Investors" on the Company website at www.andersonsinc.com.

Forward Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Non-GAAP Measures
This release contains non-GAAP financial measures. The Company believes adjusted pretax income, EBITDA and adjusted EBITDA provide additional information to investors and others about its operations, allowing an evaluation of underlying operating performance and better period-to-period comparability. Adjusted pretax income, EBITDA and adjusted EBITDA do not and should not be considered as alternatives to net income or income before income taxes as determined by generally accepted accounting principles. Reconciliations of the non-GAAP to GAAP measures may be found within the financial tables provided in the release.

Company Description

Founded in Maumee, Ohio in 1947, The Andersons is a diversified Company rooted in agriculture conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. Through its Statement of Principles, The Andersons strives to provide extraordinary service to its customers, help its employees improve, support its communities and increase the value of the company. For more information, visit The Andersons online at www.andersonsinc.com.

Investor Relations Contact
John P. Kraus
Director, Investor Relations
Phone: 419-891-6544
E-mail: investor_relations@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2018	2017	2018	2017
Sales and merchandising revenues	$911,402	$993,662	$1,547,141	$1,845,678
Cost of sales and merchandising revenues	820,928	905,828	1,392,962	1,681,386
Gross profit	90,474	87,834	154,179	164,292

Operating, administrative and general expenses	59,853	69,544	124,110	151,089
Asset impairment	6,272	—	6,272	—
Goodwill impairment	—	42,000	—	42,000
Interest expense	7,825	5,988	14,824	12,088
Other income:
Equity in earnings of affiliates	9,803	6,385	13,376	4,507
Other income, net	2,828	4,248	4,514	11,743
Income (loss) before income taxes	29,155	(19,065)	26,863	(24,635)
Income tax provision (benefit)	7,742	7,652	7,432	5,117
Net income (loss)	21,413	(26,717)	19,431	(29,752)
Net income (loss) attributable to the noncontrolling interests	(116)	(64)	(398)	(10)
Net income (loss) attributable to The Andersons, Inc.	$21,529	$(26,653)	$19,829	$(29,742)

Per common share:
Basic earnings (loss) attributable to The Andersons, Inc. common shareholders	$0.76	$(0.94)	$0.70	$(1.05)
Diluted earnings (loss) attributable to The Andersons, Inc. common shareholders	$0.76	$(0.94)	$0.70	$(1.05)
Dividends paid	$0.165	$0.160	$0.330	$0.320

The Andersons, Inc.
Reconciliation to Adjusted Net Income (unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2018	2017	2018	2017
Net income (loss) attributable to The Andersons, Inc.	$21,529	$(26,653)	$19,829	$(29,742)
Items impacting other income, net of tax:
Goodwill impairment	—	42,000	—	42,000
Total adjusting items	—	42,000	—	42,000
Adjusted net income attributable to The Andersons, Inc.	$21,529	$15,347	$19,829	$12,258

Diluted earnings (loss) attributable to The Andersons, Inc. common shareholders	$0.76	$(0.94)	$0.70	$(1.05)

Impact on diluted earnings per share	—	1.48	—	1.48
Adjusted diluted earnings per share	$0.76	$0.54	$0.70	$0.43

The Andersons, Inc.
Condensed Consolidated Balance Sheets (unaudited)

(in thousands)	June 30, 2018	December 31, 2017	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$58,611	$34,919	$18,934
Restricted cash	—	—	1,033
Accounts receivable, net	218,476	183,238	186,331
Inventories	495,611	648,703	463,205
Commodity derivative assets – current	54,259	30,702	11,619
Other current assets	42,648	63,790	59,873
Assets held for sale	9,816	37,859	10,028
Total current assets	879,421	999,211	751,023

Other assets:
Commodity derivative assets – noncurrent	1,008	310	1,191
Other assets, net	138,201	131,474	145,283
Equity method investments	232,159	223,239	215,794
	371,368	355,023	362,268
Rail Group assets leased to others, net	458,424	423,443	375,092
Property, plant and equipment, net	408,575	384,677	423,042
Total assets	$2,117,788	$2,162,354	$1,911,425

Liabilities and equity
Current liabilities:
Short-term debt	$185,000	$22,000	$124,000
Trade and other payables	282,221	503,571	267,194
Customer prepayments and deferred revenue	16,103	59,710	15,113
Commodity derivative liabilities – current	85,160	29,651	18,104
Accrued expenses and other current liabilities	74,512	69,579	69,256
Current maturities of long-term debt	13,700	54,205	62,482
Total current liabilities	656,696	738,716	556,149

Other long-term liabilities	30,325	33,129	34,441
Commodity derivative liabilities – noncurrent	3,202	825	334
Employee benefit plan obligations	26,131	26,716	36,837
Long-term debt, less current maturities	435,580	418,339	354,066
Deferred income taxes	118,864	121,730	181,806
Total liabilities	1,270,798	1,339,455	1,163,633
Total equity	846,990	822,899	747,792
Total liabilities and equity	$2,117,788	$2,162,354	$1,911,425

The Andersons, Inc.
Segment Data (unaudited)

(in thousands)	Grain	Ethanol	Plant Nutrient	Rail	Other	Total
Three months ended June 30, 2018
Revenues from external customers	$365,920	$200,938	$303,106	$41,438	$—	$911,402
Gross profit	34,707	5,042	37,167	13,558	—	90,474
Equity in earnings of affiliates	5,510	4,293	—	—	—	9,803
Other income, net	727	45	622	675	759	2,828
Income (loss) before income taxes	9,877	6,009	15,124	944	(2,799)	29,155
Income (loss) attributable to the noncontrolling interests	—	(116)	—	—	—	(116)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$9,877	$6,125	$15,124	$944	$(2,799)	$29,271
Three months ended June 30, 2017
Revenues from external customers	$488,447	$187,831	$264,736	$38,149	$14,499	$993,662
Gross profit	30,447	3,320	39,934	12,699	1,434	87,834
Equity in earnings of affiliates	2,903	3,482	—	—	—	6,385
Other income, net	1,861	15	636	492	1,244	4,248
Income (loss) before income taxes	6,929	4,596	(25,825)	5,860	(10,625)	(19,065)
Income (loss) attributable to the noncontrolling interest	—	(64)	—	—	—	(64)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$6,929	$4,660	$(25,825)	$5,860	$(10,625)	$(19,001)
Six months ended June 30, 2018
Revenues from external customers	$642,772	$373,776	$438,723	$91,870	$—	$1,547,141
Gross profit	60,757	7,908	59,404	26,110	—	$154,179
Equity in earnings of affiliates	7,497	5,879	—	—	—	$13,376
Other income, net	1,573	138	1,274	691	838	$4,514
Income (loss) before income taxes	9,847	7,566	16,215	4,913	(11,678)	$26,863
Income (loss) attributable to the noncontrolling interests	—	(398)	—	—	—	$(398)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$9,847	$7,964	$16,215	$4,913	$(11,678)	$27,261
Six months ended June 30, 2017
Revenues from external customers	$966,975	$341,984	$411,323	$78,539	$46,857	$1,845,678
Gross profit	54,096	8,860	65,742	25,007	10,587	164,292
Equity in earnings of affiliates	1,558	2,949	—	—	—	4,507
Other income, net	2,507	22	6,200	1,571	2,229	12,529
Income (loss) before income taxes	1,856	6,366	(19,154)	11,938	(25,641)	(24,635)
Income (loss) attributable to the noncontrolling interest	—	(10)	—	—	—	(10)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$1,856	$6,376	$(19,154)	$11,938	$(25,641)	$(24,625)
(a) Income (loss) before income taxes attributable to The Andersons, Inc. for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.

The Andersons, Inc.
Reconciliation to EBITDA and Adjusted EBITDA (unaudited)

(in thousands)	Grain		Ethanol	Plant Nutrient	Rail	Other	Total
Three months ended June 30, 2018
Income (loss) before income taxes	$9,877		$6,009	$15,124	$944	$(2,799)	$29,155
Income (loss) attributable to the noncontrolling interest	—		(116)	—	—	—	(116)
Income (loss) before income taxes attributable to The Andersons, Inc.	9,877	—	6,125	15,124	944	(2,799)	29,271
Interest expense	3,930		(271)	1,642	2,718	(194)	7,825
Depreciation and amortization	4,126		1,517	6,769	7,119	3,022	22,553
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$17,933		$7,371	$23,535	$10,781	$29	$59,649
Three months ended June 30, 2017
Income (loss) before income taxes	$6,929		$4,596	$(25,825)	$5,860	$(10,625)	$(19,065)
Income (loss) attributable to the noncontrolling interests	—		(64)	—	—	—	(64)
Income (loss) before income taxes attributable to The Andersons, Inc.	6,929		4,660	(25,825)	5,860	(10,625)	(19,001)
Interest expense	2,328		(22)	1,815	1,936	(69)	5,988
Depreciation and amortization	4,948		1,484	6,758	5,808	2,877	21,875
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$14,205		$6,122	$(17,252)	$13,604	$(7,817)	$8,862
Adjusting items impacting EBITDA:
Goodwill impairment	—		—	42,000	—	—	42,000
Total adjusting items	—		—	42,000	—	—	42,000
Adjusted EBITDA	$14,205		$6,122	$24,748	$13,604	$(7,817)	$50,862
Six months ended June 30, 2018
Income (loss) before income taxes	$9,847		$7,566	$16,215	$4,913	$(11,678)	$26,863
Income (loss) attributable to the noncontrolling interests	—		(398)	—	—	—	(398)
Income (loss) before income taxes attributable to The Andersons, Inc.	9,847		7,964	16,215	4,913	(11,678)	27,261
Interest expense	6,889		(311)	3,082	5,086	78	14,824
Depreciation and amortization	8,143		3,026	13,497	14,288	6,278	45,232
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$24,879		$10,679	$32,794	$24,287	$(5,322)	$87,317
Six months ended June 30, 2017
Income (loss) before income taxes	$1,856		$6,366	$(19,154)	$11,938	$(25,641)	$(24,635)
Income (loss) attributable to the noncontrolling interests	—		(10)	—	—	—	(10)
Income (loss) before income taxes attributable to The Andersons, Inc.	1,856		6,376	(19,154)	11,938	(25,641)	(24,625)
Interest expense	5,023		(25)	3,455	3,745	(110)	12,088
Depreciation and amortization	9,402		2,985	13,623	10,989	5,879	42,878
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$16,281		$9,336	$(2,076)	$26,672	$(19,872)	$30,341
Adjusting items impacting EBITDA:
Goodwill impairment	—		—	42,000	—	—	42,000
Total adjusting items	—		—	42,000	—	—	42,000
Adjusted EBITDA	$16,281		$9,336	$39,924	$26,672	$(19,872)	$72,341